Exhibit 10.4
Summary of Verbal Amendments, effective July 1, 2007, to Employment Agreement between Registrant and Dr. Katherine J. Turner
Effective July 1, 2007, Dr. Turner’s base salary was increased to $220,000 and the payout ranges applicable Dr. Turner’s base salary under the Company’s variable pay program were amended to 20% at threshold, 40% at target and 70% at stretch.